EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Energy Focus, Inc. on Form 10-k for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement on Form S-8(File No 333-138963, effective November 27, 2006; File No, 333-122686, effective February 10, 2005; File No, 333-68844, effective August 31, 2001; File No. 333-52042, effective December 18, 2000; File No. 333-61855, effective August 19, 1998; File No, 333-28423, effective June 4, 1997; and File No 33-85664, effective October 27, 1994) and on Form S-3 (File no. 333-108083 effective, September 28, 2007).

/s/ Grant Thornton LLP

Cleveland, Ohio
March 17, 2008